News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2020 THIRD QUARTER RESULTS
Net Sales +5%; Organic Sales +6%; Diluted Net EPS $1.12, +8%; Core EPS $1.17, +10%
ADJUSTS ALL-IN SALES OUTLOOK FOR FOREIGN EXCHANGE; MAINTAINS GUIDANCE FOR
ORGANIC SALES, EARNINGS, ADJUSTED FREE CASH FLOW PRODUCTIVITY

CINCINNATI, April 17, 2020 - The Procter & Gamble Company (NYSE:PG) reported third quarter fiscal year 2020 net sales of $17.2 billion, an increase of five percent versus the prior year. Excluding the net impacts of foreign exchange, acquisitions and divestitures, organic sales increased six percent. Diluted net earnings per share were $1.12, an eight percent increase versus the prior year. Core earnings per share increased 10% to $1.17. Currency-neutral core EPS increased 15% versus the prior year.

Operating cash flow was $4.1 billion for the quarter. Free cash flow productivity was 113%. The Company returned $2.8 billion of cash to shareholders through $1.9 billion in dividend payments and $900 million of common stock repurchases in the third quarter. Over the last 10 years, P&G has returned over $120 billion to shareholders in cash dividends and stock repurchase. Earlier this week, P&G announced a 6% increase in the quarterly dividend, marking the 64th consecutive year the Company has increased its dividend. P&G has been paying a dividend for 130 consecutive years, since its incorporation in 1890.

“The strong results we delivered this quarter are a direct reflection of the integral role our products play in meeting the daily health, hygiene and cleaning needs of consumers around the world,” said David Taylor, Chairman, President and Chief Executive Officer. “Our organization has been doing a terrific job against our near-term priorities – protecting the health and safety of each other, maximizing availability of P&G products to meet heightened consumer need and helping society meet and overcome the challenges of this crisis.”

January - March Quarter Discussion
Net sales in the third quarter of fiscal year 2020 were $17.2 billion, up five percent versus the prior year. Unfavorable foreign exchange negatively impacted sales by two percentage points for the quarter. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased six percent driven primarily by an increase in organic shipment volume. Organic shipment volume increased six percent as strong consumer demand in North America and certain European markets due to the COVID-19 pandemic was partially offset by volume decreases in certain Asian markets due primarily to temporary disruption of consumer access to retail markets related to the COVID-19 pandemic. Increased pricing contributed one percent to net sales. Mix was neutral to net sales growth.

January - March 2020	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	1%	(2)%	2%	(2)%	—%	(1)%	1%	1%
Grooming	—%	(3)%	2%	(2)%	—%	(3)%	—%	(1)%
Health Care	7%	(2)%	1%	1%	—%	7%	7%	9%
Fabric & Home Care	8%	(1)%	—%	1%	—%	8%	8%	10%
Baby, Feminine & Family Care	7%	(1)%	—%	—%	—%	6%	7%	7%
Total P&G	6%	(2)%	1%	—%	—%	5%	6%	6%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
•Beauty segment organic sales increased one percent versus year ago. Skin and Personal Care organic sales increased low single digits driven by innovation, increased pricing and increased marketing spending, partially offset by negative product mix, due to the double digits decline of the super-premium SK-II brand caused by the temporary disruption of retail markets across Asia and a sharp reduction in travel retail sales. Hair Care organic sales increased low single digits driven by innovation related price increases, partially offset by double digit volume decreases in China due primarily to the temporary disruption of retail markets.
•Grooming segment organic sales decreased one percent versus year ago. Shave Care organic sales decreased low single digits driven by negative mix due to the disproportionate decline in North America which has higher than segment average selling prices, partially offset by devaluation-driven price increases. Appliances organic sales increased high single digits primarily due to positive mix from the disproportionate growth of premium products.

•Health Care segment organic sales increased nine percent. Oral Care organic sales increased mid-single digits primarily due to innovation, market growth, increased pricing and positive mix driven by the disproportionate growth of premium products, partially offset by reduced volumes in China primarily due to the temporary disruption of retail markets. Personal Health Care organic sales increased high teens primarily due to innovation, increased consumer demand, increased marketing spending, increased pricing and positive mix due to the disproportionate growth of the North America region which has higher than segment average selling prices.
•Fabric and Home Care segment organic sales increased 10% for the quarter. Fabric Care organic sales increased high single digits driven by innovation, market growth, increased consumer demand in North America and Europe and positive mix due to the disproportionate growth of premium products. Home Care organic sales increased mid-teens driven by innovation, increased demand in North America and Europe and positive mix due to the disproportionate growth of premium products.
•Baby, Feminine and Family Care segment organic sales increased seven percent versus year ago. Baby Care organic sales increased low single digits driven by increased demand in certain markets and positive mix due to the disproportionate growth of premium products, partially offset by reduced volumes in China primarily due to the temporary disruption of retail markets. Feminine Care organic sales increased high single digits driven by innovation, increased marketing spending, increased pricing and positive product mix due to the disproportionate growth of premium products. Family Care organic sales increased double digits driven by a sharp increase in consumer demand, partially offset by unfavorable mix due to the disproportionate growth of large sizes and club channels.

Diluted net earnings per share were $1.12, an eight percent increase versus the prior year, driven primarily by the increase in net sales and an increase in operating margin. Core earnings per share were $1.17, a 10% increase versus the prior year, due to higher non-core restructuring charges versus the prior year. Currency-neutral core earnings per share increased 15% for the quarter.

Reported gross margin increased 60 basis points, including a 60 basis-point hurt from higher non-core restructuring charges versus the prior year. Core gross margin increased 120 basis points versus the prior year, including 10 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin increased 130 basis points driven by 170 basis points of gross productivity savings, 100 basis points from commodity cost decreases and 40 basis points of pricing benefit, partially offset by 180 basis points of unfavorable product mix and other impacts.

Selling, general and administrative expense (SG&A) as a percentage of sales increased 10 basis points on a reported basis versus the prior year, including a 10 basis-point help from a year-on-year reduction in non-core restructuring charges. Core SG&A as a percentage of sales increased 20 basis points versus the prior year, including approximately 70 basis points of negative foreign exchange impacts. On a currency-neutral basis, core SG&A as a percentage of sales decreased 50 basis points as 180 basis points of sales leverage benefit and 70 basis points of savings from overhead and marketing expenses were partially offset by 190 basis points of increased marketing investments and 10 basis points of inflation and other impacts.

Operating profit margin increased 50 basis points versus the base period on a reported basis, including 50 basis points hurt from higher non-core restructuring charges. Core operating margin increased 100 basis points including approximately 80 basis points of negative foreign exchange impacts. On a currency-neutral basis, core operating margin increased 180 basis points including total productivity cost savings of 240 basis points.

Fiscal Year 2020 Guidance
The Company adjusted its outlook for fiscal 2020 all-in sales growth, from a range of four to five percent growth to a range of three to four percent growth versus the prior year, to reflect stronger headwinds from foreign exchange. The revised growth estimate includes a negative two percentage point impact from foreign exchange, partially offset by a modest positive impact from acquisitions and divestitures. The Company maintained its guidance for organic sales growth in the range of four to five percent.

The Company maintained its guidance range for fiscal 2020 all-in GAAP diluted net earnings per share growth at 235% to 245%, noting that the comparison period is significantly depressed by the Gillette Shave Care impairment charges in fiscal 2019. P&G also maintained its fiscal 2020 guidance for core earnings per share growth at the range of eight to eleven percent growth versus fiscal 2019.

The Company is not able to reconcile its forward-looking non-GAAP cash flow measure without unreasonable efforts because the Company cannot predict the timing and amounts of discrete cash items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results. The Company maintained its estimate for fiscal 2020 adjusted free cash flow productivity at 100%.

The Company expects to pay over $7.5 billion in dividends and repurchase $7 billion to $8 billion of common shares in fiscal 2020.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters, acts of war or terrorism, or disease outbreaks; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s exit from the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, labor and employment, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; and (17) the ability to successfully manage the demand, supply, and operational challenges associated with a disease outbreak, including epidemics, pandemics, or similar widespread public health concerns (including the novel coronavirus, COVID-19, outbreak). For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
#    #    #
P&G Media Contacts:
Damon Jones, 513.983.0190

Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended March 31
	2020	2019	% Chg
NET SALES	$17,214	$16,462	5%
Cost of products sold	8,716	8,427	3%
GROSS PROFIT	8,498	8,035	6%
Selling, general and administrative expense	5,045	4,806	5%
OPERATING INCOME	3,453	3,229	7%
Interest expense	(100)	(131)	(24)%
Interest income	39	52	(25)%
Other non-operating income, net	106	128	(17)%
EARNINGS BEFORE INCOME TAXES	3,498	3,278	7%
Income taxes	541	502	8%
NET EARNINGS	2,957	2,776	7%
Less: Net earnings attributable to noncontrolling interests	40	31	29%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$2,917	$2,745	6%

EFFECTIVE TAX RATE	15.5%	15.3%

NET EARNINGS PER SHARE (1)
Basic	$1.15	$1.07	7%
Diluted	$1.12	$1.04	8%

DIVIDENDS PER COMMON SHARE	$0.7459	$0.7172
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,613.3	2,637.7

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	49.4%	48.8%	60
Selling, general and administrative expense	29.3%	29.2%	10
Operating income	20.1%	19.6%	50
Earnings before income taxes	20.3%	19.9%	40
Net earnings	17.2%	16.9%	30
Net earnings attributable to Procter & Gamble	16.9%	16.7%	20
(1) Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended March 31, 2020
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago
Beauty	$3,033	(1)%	$553	(18)%	$436	(21)%
Grooming	1,380	(3)%	305	(7)%	254	(26)%
Health Care	2,262	7%	523	13%	408	14%
Fabric & Home Care	5,826	8%	1,271	14%	957	13%
Baby, Feminine & Family Care	4,597	6%	1,130	31%	859	32%
Corporate	116	N/A	(284)	N/A	43	N/A
Total Company	$17,214	5%	$3,498	7%	$2,957	7%

	Three Months Ended March 31, 2020
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	1%	1%	(2)%	2%	(2)%	—%	(1)%
Grooming	—%	—%	(3)%	2%	(2)%	—%	(3)%
Health Care	7%	7%	(2)%	1%	1%	—%	7%
Fabric & Home Care	8%	8%	(1)%	—%	1%	—%	8%
Baby, Feminine & Family Care	7%	7%	(1)%	—%	—%	—%	6%
Total Company	6%	6%	(2)%	1%	—%	—%	5%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Nine Months Ended March 31
Amounts in millions	2020	2019
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$4,239	$2,569
OPERATING ACTIVITIES
Net earnings	10,317	9,203
Depreciation and amortization	2,199	2,004
Share-based compensation expense	325	299
Deferred income taxes	(588)	(24)
Loss (gain) on sale of assets	11	(370)
Changes in:
Accounts receivable	135	(549)
Inventories	(533)	(601)
Accounts payable, accrued and other liabilities	738	1,441
Other operating assets and liabilities	(58)	(537)
Other	51	225
TOTAL OPERATING ACTIVITIES	12,597	11,091
INVESTING ACTIVITIES
Capital expenditures	(2,415)	(2,533)
Proceeds from asset sales	28	22
Acquisitions, net of cash acquired	(58)	(3,943)
Purchases of short-term investments	—	(159)
Proceeds from sales and maturities of investment securities	6,151	2,535
Change in other investments	(2)	(59)
TOTAL INVESTING ACTIVITIES	3,704	(4,137)
FINANCING ACTIVITIES
Dividends to shareholders	(5,761)	(5,561)
Increases/(reductions) in short-term debt	3,020	(1,832)
Additions to long-term debt	4,951	2,368
Reductions of long-term debt	(1,534)	(1,002)
Treasury stock purchases	(7,405)	(3,253)
Impact of stock options and other	1,761	2,590
TOTAL FINANCING ACTIVITIES	(4,968)	(6,690)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(179)	(95)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	11,154	169
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$15,393	$2,738

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	March 31, 2020	June 30, 2019
Cash and cash equivalents	$15,393	$4,239
Available-for-sale investment securities	—	6,048
Accounts receivable	4,640	4,951
Inventories	5,330	5,017
Prepaid expenses and other current assets	1,777	2,218
TOTAL CURRENT ASSETS	27,140	22,473
Property, plant and equipment, net	20,459	21,271
Goodwill	39,617	40,273
Trademarks and other intangible assets, net	23,834	24,215
Other noncurrent assets	7,510	6,863
TOTAL ASSETS	$118,560	$115,095

Accounts payable	$10,464	$11,260
Accrued and other liabilities	9,731	9,054
Debt due within one year	12,701	9,697
TOTAL CURRENT LIABILITIES	32,896	30,011
Long-term debt	23,310	20,395
Deferred income taxes	6,309	6,899
Other noncurrent liabilities	10,104	10,211
TOTAL LIABILITIES	72,619	67,516
TOTAL SHAREHOLDERS' EQUITY	45,941	47,579
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$118,560	$115,095

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's April 17, 2020 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business results and trends (i.e., trends excluding non-recurring or unusual items) and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following item:
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that included incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
We do not view the above item to be part of our sustainable results and its exclusion from Core earnings measures provides a more comparable measure of year-on-year results. This item is also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.
Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time. These measures are also used when evaluating senior management in determining their at-risk compensation.
Free cash flow: Free cash flow is defined as operating cash flow less capital spending. Free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Free cash flow productivity: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. Management views free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate annual free cash flow productivity at or above 90 percent.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended March 31, 2020
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING (2)	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,716	$(179)	—	8,537
GROSS PROFIT	8,498	179	—	8,677
GROSS MARGIN	49.4%	1.0%	—%	50.4%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	5,045	26	—	5,071
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	29.3%	0.2%	—%	29.5%
OPERATING INCOME	3,453	153	—	3,606
OPERATING PROFIT MARGIN	20.1%	0.9%	(0.1)%	20.9%
NET EARNINGS ATTRIBUTABLE TO P&G	2,917	141	—	3,058

				Core EPS
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.12	$0.05	$—	$1.17
	CURRENCY IMPACT TO CORE EARNINGS			0.05
	CURRENCY-NEUTRAL CORE EPS			$1.22
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,613.3
COMMON SHARES OUTSTANDING - MARCH 31, 2020	2,475.6
(1)Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.
(2)While total restructuring costs exceeded the historical ongoing level, total restructuring costs included within SG&A for this period were below the historical ongoing level. Accordingly, the non-GAAP adjustment for the SG&A line item adds costs to the comparable GAAP number.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	120	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	20	BPS
CORE OPERATING PROFIT MARGIN	100	BPS
CORE EPS	10%
CURRENCY-NEUTRAL CORE EPS	15%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended March 31, 2019
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING (2)	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,427	(65)	—	8,362
GROSS PROFIT	8,035	65	—	8,100
GROSS MARGIN	48.8%	0.4%	—%	49.2%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,806	18	(1)	4,823
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	29.2%	0.1%	—%	29.3%
OPERATING INCOME	3,229	47	1	3,277
OPERATING PROFIT MARGIN	19.6%	0.3%	—%	19.9%
NET EARNINGS ATTRIBUTABLE TO P&G	2,745	44	—	2,789

				Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.04	$0.02	$—	$1.06
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,637.7
(1)Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.
(2)While total restructuring costs exceeded the historical ongoing level, total restructuring costs included within SG&A for this period were below the historical ongoing level. Accordingly, the non-GAAP adjustment for the SG&A line item adds costs to the comparable GAAP number.

Organic sales growth:

January - March 2020	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	(1)%	2%	—%	1%
Grooming	(3)%	3%	(1)%	(1)%
Health Care	7%	2%	—%	9%
Fabric & Home Care	8%	1%	1%	10%
Baby, Feminine & Family Care	6%	1%	—%	7%
Total P&G	5%	2%	(1)%	6%

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2020 (Estimate)	+3% to +4%	+1%	+4% to +5%
(1)Includes rounding impacts necessary to reconcile net sales to organic sales.
Core EPS:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2020 (Estimate)	+235% to +245%	(227)% to (234)%	+8% to +11%
(1)Includes the gain on the dissolution of the PGT Healthcare partnership and Shave Care impairment in fiscal 2019 and year-over-year changes in incremental non-core restructuring charges.
Free cash flow (dollar amounts in millions):

Three Months Ended March 31, 2020
Operating Cash Flow	Capital Spending	Free Cash Flow
$4,064	$(731)	$3,333
Free cash flow productivity (dollar amounts in millions):

Three Months Ended March 31, 2020
Free Cash Flow	Net Earnings	Free Cash Flow Productivity
$3,333	$2,957	113%